Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment No. 2”), dated as of August 15, 2021 is by and among (i) Mudrick Capital Acquisition Corporation II, a Delaware corporation, (ii) Titan Merger Sub I, Inc., a Delaware corporation, (iii) Titan Merger Sub II, LLC, a Delaware limited liability company, (iv) Topps Intermediate Holdco, Inc., a Delaware corporation, and (v) Tornante-MDP Joe Holding LLC, a Delaware limited liability company (collectively, the “Parties” and each, a “Party”). Capitalized terms used but not otherwise defined in this Amendment No. 2 shall have respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into the Agreement and Plan of Merger, dated as of April 6, 2021 (as amended by that certain Amendment, dated as of May 10, 2021, and as further amended, supplemented, waived or otherwise modified from time to time, the “Merger Agreement”); and

WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement (pursuant to and in accordance with Section 13.10 of the Merger Agreement), on the terms and subject to the conditions set forth in this Amendment No. 2.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are acknowledged, on the terms and subject to the conditions set forth in this Amendment No. 2, the Parties, intending to be legally bound, agree as follows:

1)	Amendments to the Merger Agreement.

The penultimate sentence of Section 10.02(b) is hereby amended and restated in its entirety as set forth immediately below:

Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for up to two periods of no longer than fifteen (15) days each (or such additional number of periods as agreed in writing by Buyer and the Company): (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Buyer has determined in good faith is required by applicable Law is disclosed to Buyer’s stockholders and for such supplement or amendment to be promptly disseminated to Buyer’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Buyer Stockholder Matters (including, for the avoidance of doubt, the approval called for by clause (i) to the proviso to Section 11.01(d)); or (iv) only with prior written consent of the Company, for purposes of satisfying the condition set forth in Section 11.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such adjournment or postponement, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 11.01(d) of the Merger Agreement is hereby amended and restated in its entirety as set forth immediately below:

Buyer Stockholder Approval. The approval of the Buyer Stockholder Matters shall have been duly obtained in accordance with the DGCL, the Buyer Organizational Documents and the rules and regulations of NASDAQ; provided that (i) the amendment and restatement of the Existing Buyer Certificate of Incorporation in the form of the Buyer Charter shall also be approved by the affirmative vote of holders of a majority of the outstanding shares of Buyer Class A Common Stock (and each reference to approval of Buyer Stockholder Matters in Article X, Article XI and Article XII shall be deemed to also include the approval in this clause (i)) and (ii) the condition in this Section 11.01(d) shall be deemed satisfied if approval of all Buyer Stockholder Matters (other than clause (4) of the definition thereof) have been so obtained.

2)

Miscellaneous. The terms, conditions and provisions of the Merger Agreement, as amended by this Amendment No.2, remain in full force and effect. The execution, delivery and effectiveness of this Amendment No. 2 shall not operate as a waiver of any right, power or remedy of any Party under the Merger Agreement, nor constitute a waiver or amendment of any provision of the Merger Agreement. This Amendment No. 2 shall be governed by, and otherwise construed in accordance with, the terms of the Merger Agreement, as though the other provisions of this Amendment No. 2 were set forth in the Merger Agreement. This Amendment No. 2 may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first written above.

MUDRICK CAPITAL ACQUISITION CORPORATION II

By:	/s/ Jason Mudrick

Name: Jason Mudrick
Title: Chief Executive Officer

TITAN MERGER SUB I, INC.

By:	/s/ Jason Mudrick

Name: Jason Mudrick
Title: President

TITAN MERGER SUB II, LLC

By:	/s/ Jason Mudrick

Name: Jason Mudrick
Title: Authorized Person

[Signature Page to Amendment No. 2 to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first written above.

TOPPS INTERMEDIATE HOLDCO, INC.

By:	/s/ Michael D. Eisner

Name: Michael D. Eisner
Title: Authorized Signatory

TORNANTE-MDP JOE HOLDING LLC

By: Tornante Topps LLC
Its: Operating Member

By: The Tornante Company LLC
Its: Sole Member

By:	/s/ Michael D. Eisner

Name: Michael D. Eisner
Title: Sole Member

[Signature Page to Amendment No. 2 to the Agreement and Plan of Merger]